EXHIBIT 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), is made and entered into as of March 31, 2016, by and among HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation ("HFC"), HAVERTYS CREDIT SERVICES, INC., a Tennessee corporation  ("HCS" and, together with HFC, each, a "Borrower" and, collectively, the "Borrowers"), the financial institutions party hereto as lenders (the "Lend-ers"), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the "Administrative Agent") and as issuing bank (the "Issuing Bank").

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Credit Agreement, dated as of September 1, 2011  (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers;
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:
1.	Amendments.
a.            Section 1.1 of the Credit Agreement is amended by deleting the definitions of  "Aggregate Revolving Loan Commitments", "Applicable Margin", "Borrowing Base", "Cash Equivalents", "Change in Control", "Exception Conditions", and "Maturity Date" in their entirety and inserting the following definitions in lieu thereof:
"Aggregate Revolving Loan Commitments" shall mean, as of any particular time, the aggregate committed principal amount of all Revolving Loan Commitments at such time, including any increase in Revolving Loan Commitments made pursuant to Section 2.17(a) hereof. On the First Amendment Date, the Aggregate Revolving Loan Commitments are $60,000,000.
"Applicable Margin" shall mean, with respect to each Advance and issuance of Letters of Credit, a per annum rate of interest as set forth in the pricing grid below (the "Pricing Grid") determined by the Administrative Agent by reference to the applicable Average Availability for the fiscal month most recently ended, effective as of the second Business Day after the Borrowing Base Certificate required pursuant to Section 7.5(a) is delivered by the Administrative Borrower to the Administrative Agent for such fiscal month most recently ended:

Level	Average Availability	Applicable Margin
I	Less than $30,000,000	1.50%
II	Greater than or equal to $30,000,000	1.25%

Notwithstanding the foregoing, the Applicable Margin from the First Amendment Date through (and including) the date two (2) Business Days after the delivery of the Borrowing Base Certificate required pursuant to Section 7.5(a) for the fiscal month ending on March 31, 2016 shall be at Level II as set forth in the Pricing Grid.
In the event that the Administrative Borrower fails to timely provide any Borrowing Base Certificate in accordance with the terms of Section 7.5(a), and without prejudice to any additional rights under Section 9.2, as of the second Business Day after delivery of such Borrowing Base Certificate was due until the date two (2) Business Days following the date such Borrowing Base Certificate was delivered, the Applicable Margin shall be at Level I as set forth in the Pricing Grid.
In the event that the information contained in any Borrowing Base Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the "Accurate Applicable Margin") for any period that such Borrowing Base Certificate covered (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (i) the Administrative Borrower shall immediately deliver to the Administrative Agent a corrected Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Borrowing Base Certificate the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Advances and Letters of Credit as a result of such Accurate Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11.
Nothing contained in this definition shall limit the rights of the Administrative Agent and the other Lenders to exercise their rights under Section 2.3(b) or Section 9.2.
"Borrowing Base" shall mean, at any particular time, the sum of:
(a)            90% of the NOLV of Eligible Inventory, plus

(b)            90% of the book value of Eligible Credit Card Receivables; minus
(c)            the Reserves.
"Cash Equivalents" shall mean, collectively, (a) marketable, direct obligations of the US and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $500,000,000, and (ii) mature within one hundred eighty (180) days from the date of the original issue thereof and is rated "P-1" or better by Moody's or "A-1" or better by S&P, (c) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a US national or state bank having deposits totaling more than $500,000,000, and whose short-term debt is rated "P-1" or better by Moody's or "A-1" or better by S&P, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where any Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d), (e) certificates of deposit maturing more than three hundred sixty-five (365) days after the date of purchase but less than two (2) years after the date of purchase and issued by a US national or state bank having deposits totaling more than $500,000,000, and whose short-term debt is rated "P-1" or better by Moody's or "A-1" or better by S&P; provided that the aggregate amount of all such certificates of deposit permitted under this clause (e) (excluding certificates of deposit held in accounts with a Lender) shall not at any time exceed $20,000,000 and (f) mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above or money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody's and (z) have portfolio assets of at least $5,000,000,000.
"Change in Control" shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Administrative Borrower to any Person or "group" (within the meaning of the Exchange Act and the rules promulgated thereunder by the Securities and Exchange Commission as in effect on the date hereof),  (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Exchange Act and the rules promulgated thereunder by the Securities and Exchange Commission as in effect on the date hereof) acting in concert (other than by Class A Shareholders) acquiring beneficial ownership, of 30% or more of the outstanding shares of the Class A Common Stock of the Administrative Borrower; or (c) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of the Administrative Borrower cease to be composed of individuals (A) who were members of the board of directors or other equivalent governing body of the Administrative Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Exception Conditions" shall mean, with respect to any event, that before and after giving pro forma effect to such event (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) either (a)(x) Availability (calculated based on a Borrowing Base Certificate received by Administrative Agent not more than thirty (30) days prior to the applicable event) would equal or exceed seventeen and one-half percent (17.5%) of the Aggregate Revolving Loan Commitments and (y) the Fixed Charge Coverage Ratio for the twelve (12) month period most recently ended for which the Administrative Agent has received financial statements pursuant to Section 7.1 would not be less than 1.00:1.00, or (b) Availability (calculated based on a Borrowing Base Certificate received by Administrative Agent not more than thirty (30) days prior to the applicable event) would equal or exceed twenty percent (20%) of the Aggregate Revolving Loan Commitments, and (iii) if requested by the Administrative Agent, the Administrative Borrower shall have delivered to the Administrative Agent its updated projected Availability and cash flow reports, prepared in good faith based on reasonable assumptions consistent with past practice, demonstrating that Availability over the immediately following twelve consecutive months will equal or exceed the greater of (A) $12,500,000 and (B) twenty percent (20%) of the Aggregate Revolving Loan Commitments.
"Maturity Date" shall mean March 31, 2021, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).
b.            The definition of "Required Lenders" in Section 1.1 of the Credit Agreement is amended by replacing "$50,000,000" in each of clauses (i) and (ii) therein with "$60,000,000".
c.            Section 1.1 of the Credit Agreement is amended by adding the following definitions in appropriate alphabetical order:
"First Amendment" shall mean that certain First Amendment to the Credit Agreement, dated as of the First Amendment Date, between the Borrowers, the Lenders, and Administrative Agent.
"First Amendment Date" shall mean March 31, 2016.
d.            Section 2.4(b) of the Credit Agreement is amended by replacing "0.375%" therein with "0.250%".
e.            Section 6.15 of the Credit Agreement is amended by deleting subsection (b) thereof in its entirety and inserting the following in lieu thereof:
(b)            Other than the Excluded Accounts, each Credit Party shall maintain, in its name, at a Cash Management Bank, one or more Deposit Accounts, Concentration Accounts and Disbursement Accounts that are subject to a Control Account Agreement in form and substance reasonably satisfactory to the Administrative Agent (individually, a "Blocked Account" and collectively, the "Blocked Accounts").  Each such Control Account Agreement shall provide, among other things, that the relevant Cash Management Bank agrees, from and after the receipt of a notice (an "Activation Notice") from the Administrative Agent (which Activation Notice may be given by the Administrative Agent at any time at which (i) an Event of Default has occurred and is continuing or (ii) Availability for five (5) consecutive Business Days is less than the greater of (A) $7,500,000 and (B) twelve and one-half percent (12.5%) of the Aggregate Revolving Loan Commitments (the foregoing being referred to herein as an "Activation Event")), to forward immediately all amounts in each Blocked Account, as the case may be to the Administrative Agent per its instructions and to commence the process of daily sweeps from such account to the Administrative Agent.  If at any time after an Activation Notice has been given, Availability for sixty (60) consecutive days equals or exceeds the greater of (A) $7,500,000 and (B) twelve and one-half percent (12.5%) of the Aggregate Revolving Loan Commitments, then the Administrative Agent shall, promptly upon request of the Administrative Borrower, notify the Cash Management Bank that the daily sweeps from such account shall cease until further notice from the Administrative Agent that a subsequent Activation Event has occurred.

f.            Section 7.1 of the Credit Agreement is amended by replacing the final sentence of subsection (a) of such Section in its entirety with the following:
Notwithstanding the foregoing, no monthly financial statements shall be required to be delivered under this Section 7.1(a) unless (i) (A) during such month the aggregate principal amount of all Revolving Loans, Swing Loans, Agent Advances and Overadvances outstanding exceeds $9,000,000 for five (5) consecutive Business Days or (B) on any Business Day during such month the aggregate amount of all Letter of Credit Obligations outstanding exceeds $9,000,000, or (ii) an Event of Default has occurred and is continuing; provided that thereafter such monthly financial statements shall no longer be required to be delivered if, for sixty (60) consecutive days, the aggregate outstanding principal amount of all Revolving Loans, Swing Loans, Agent Advances and Overadvances is zero and the aggregate outstanding amount of all Letter of Credit Obligations does not exceed $9,000,000.

g.            Section 7.5 of the Credit Agreement is amended by replacing subsection (a) of such Section in its entirety with the following:
(a)            Administrative Borrower shall deliver to the Administrative Agent (i) a Borrowing Base Certificate as of the last day of the prior fiscal quarter, month or week, as the case may be, which shall be in such form as shall be satisfactory to the Administrative Agent, (ii) an Inventory status report, (iii) a Credit Card Receivables status report or statement as of such date, setting forth the balance of the Credit Card Receivables aged not more than five days from date of sale and (iv) an aging of Qualified Receivables as of such date, in each case with the supporting documentation and schedules in reasonable detail to confirm such calculations.  The foregoing certificates and reports shall be delivered by the Administrative Borrower to the Administrative Agent quarterly within thirty (30) days after the end of each fiscal quarter, provided that if Availability is less than or equal to the greater of (x) seventy-five percent (75.0%) of the Aggregate Revolving Loan Commitments and (y) $45,000,000 (the "Quarterly Reporting Threshold"), then the foregoing certificates and reports shall be delivered by the Administrative Borrower to the Administrative Agent monthly within fifteen (15) days after the end of each fiscal month, provided further, that if Availability is less than or equal to the greater of (x) fifteen percent (15.0%) of the Aggregate Revolving Loan Commitments and (y) $9,000,000 (the "Monthly Reporting Threshold"), then the foregoing certificates and reports shall be delivered by the Administrative Borrower to the Administrative Agent weekly within three (3) Business Days after the end of each fiscal week; in each case, (A) until such time as Availability has exceeded the Monthly Reporting Threshold for sixty (60) consecutive days (at which time the foregoing certificates and reports shall thereafter be delivered by the Administrative Borrower to the Administrative Agent monthly within fifteen (15) days after the end of each fiscal month), or (B) until such time as Availability has exceeded the Quarterly Reporting Threshold for sixty (60) consecutive days (at which time the foregoing certificates and reports shall thereafter be delivered by the Administrative Borrower to the Administrative Agent quarterly within thirty (30) days after the end of each fiscal quarter).

h.            Section 7.6(g) of the Credit Agreement is amended by inserting 'or the "First Amendment Date"' after 'the "Agreement Date"'.
i.            Section 8.7 of the Credit Agreement is amended by replacing subsection (d) of such Section in its entirety with the following:
(d)            Acquire (i) any Person, (ii) all or any substantial part of the assets, property or business of a Person, (iii) any real estate or (iv) any assets that constitute a division or operating unit of the business of any Person, other than (x) the acquisition of or assumption of real estate leases so long as such leased sites are operated as Haverty stores or warehouses, (y) the acquisition of other assets, stock or line of business, but for purposes of this clause (y) subject to compliance with the Exception Conditions before and after giving effect to such acquisition or assumption and (z) in connection with any Permitted Sale-Leaseback Transaction, (1) the repurchase of any leased real property pursuant to the terms of any Permitted Sale-Leaseback Transaction as a result of the casualty or condemnation of such property or (2) the substitution or exchange of owned real property of a Borrower for real property leased by such Borrower thereunder if the sum (without duplication) of (A) the aggregate purchase price of all properties sold and leased back after the First Amendment Date in Sale-Leaseback Transactions permitted under Section 8.10, plus (B) the aggregate outstanding principal amount of Permitted Real Estate Financing incurred after the First Amendment Date, plus (C) the Net Real Estate Exchange Value incurred after the First Amendment Date does not exceed $100,000,000 in the aggregate;
j.            Section 8.8 of the Credit Agreement is amended by deleting such Section in its entirety and inserting the following in lieu thereof:
Section 8.8                                        Fixed Charge Coverage Ratio.  At any time Availability is less than the greater of (a) $6,000,000 or (b) ten percent (10.0%) of the Aggregate Revolving Loan Commitments, the Credit Parties and their Subsidiaries shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio, as of the end of the fiscal month most recently ended for which the Administrative Agent has received financial statements, for the period of the immediately preceding twelve (12) months, of not less than 1.00:1.00.

k.            All references to "Agreement Date" contained in the following Sections of the Credit Agreement are hereby amended by replacing such references with "First Amendment Date": Section 5.1(c) (Partnerships; Joint Ventures; Subsidiaries), Section 5.1(d) (Capital Stock and Related Matters), Section 5.1(j) (Taxes), Section 5.1(n) (Liabilities; Litigation), Section 5.1(u) (Solvency), Section 5.1(aa) (Name of Credit Party), Section 5.1(dd) (OFAC), Section 6.15 (Cash Management System), Section 6.23 (Intellectual Property Pledge), Section 8.1(d) (Purchase Money/Capital Leases), Section 8.1(f) (Permitted Real Estate Financing), Section 8.7(b) (Disposition of Assets) and Section 8.10 (Sales and Leasebacks).
l.            Schedule I of the Credit Agreement is amended by replacing such schedule in its entirety with Schedule I attached to this Amendment.
m.            Exhibit B to the Credit Agreement is hereby amended by replacing such Exhibit in its entirety with Exhibit A attached to this Amendment.
n.            Schedule 5.1(c)-1 (Subsidiaries), Schedule 5.1(c)-2 (Partnerships/Joint Ventures), Schedule 5.1(d) (Outstanding Capital Stock Ownership), Schedule 5.1(j) (Taxes), Schedule 5.1(n) (Liabilities; Litigation) and Schedule 6.15 (Bank and Investment Accounts) are each amended by replacing such schedule in its entirety with the corresponding schedule attached hereto as part of Exhibit B attached to this Amendment.
o.            Section 11.1 of the Credit Agreement is hereby amended by replacing Section 11.1(a)(ii) in its entirety with the following:
(ii)	If to the Administrative Agent, to it at:

SunTrust Bank
 Mail Code GA-ATL-1981
3333 Peachtree Road, 4th Floor-East Tower
Atlanta, Georgia 30326
Attn:  Asset Manager-Haverty Furniture Companies
Telecopy No.:  404-439-9717
Email: angela.leake@SunTrust.com

with a copy to:

King & Spalding
1180 Peachtree Street, NW
Atlanta, Georgia 30309
Attention: Carolyn Z. Alford, Esq.
Telecopy No.: (404) 572-5100
 Email: czalford@kslaw.com

2.            Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), (ii) executed counterparts to this Amendment from the Borrowers, each of the Guarantors and the Lenders, (iii) duly executed Notes payable to the order of each Lender requesting a promissory note in the amount of such Lender's Revolving Loan Commitment, as amended hereby, (iv) a duly executed Borrowing Base Certificate calculated after giving effect to this Amendment, (v) a certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Credit Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate of incorporation of such Credit Party certified to be true, complete and correct by the Secretary of State of the State of such Credit Party's incorporation, (B) a true, complete and correct copy of the by-laws of such Credit Party, (C) a true, complete and correct copy of the resolutions of such Credit Party authorizing the execution, delivery and performance by such Credit Party of this Amendment, the other Loan Documents and the transactions contemplated herein, and (D) certificates of good standing from the State of incorporation of each Credit Party and each other jurisdiction where such Credit Party is required to be qualified to do business as a foreign corporation and a failure to be so qualified could reasonably be expected to have a Materially Adverse Effect (other than the State of Tennessee with respect to Haverty Furniture Companies, Inc., which shall be delivered on or before June 15, 2016 or such later date as the Administrative Agent may agree), and (vi) an opinion of counsel to the Credit Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Credit Parties, this Amendment, the Loan Documents and the transactions contemplated herein and therein as the Administrative Agent shall reasonably request.
3.            Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent:
(a)            Each of the Borrowers and each of its Subsidiaries (i) is duly orga-nized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;
(b)    The execution, delivery and performance by each Credit Party of the this Amendment, the Credit Agreement, as amended hereby, and the other  Loan Documents to which it is a party are within such Credit Party's organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action;
(c)            The execution, delivery and performance by the Borrowers of this Amendment, and by each Credit Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to either of the Borrowers or any of such Borrower's Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will give rise to a right thereunder to require any payment to be made by either of the Borrowers or any of such Borrower's Subsidiaries;

(d)            This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies in general; and
(e)            After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.
4.            Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
5.            Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.
6.            No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
7.            Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.
8.            Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
9.            Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
10.            Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia-tions or agreements, whether written or oral, with respect thereto.
11.            Reaffirmations and Acknowledgments.

(a)            Reaffirmation.  Each Borrower ratifies and confirms the terms of the Credit Agreement as amended hereby and all promissory notes issued thereunder.  Each Borrower acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrowers to the Lenders or any other obligation of the Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrowers, the Credit Agreement (i) is and shall continue to be a primary obligation of the Borrowers, and (ii) is and shall continue to be in full force and effect in accordance with its terms.

(b)            Acknowledgment of Perfection of Security Interest. Each Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrowers, by their respective authorized officers as of the day and year first above written.

BORROWERS:

HAVERTY FURNITURE COMPANIES, INC.

By: /s/ Dennis L. Fink
                              Name:  Dennis L. Fink
Title:  Executive Vice President and
           Chief Financial Officer

HAVERTYS CREDIT SERVICES, INC.

By: /s/ Dennis L. Fink
Name:  Dennis L. Fink
                                                                                                                                                                                    Title:  President

SUNTRUST BANK, as Administrative Agent, as Issuing Bank and as a Lender

By: /s/ Angela Leake
Name: Angela Leak
Title: Director

SCHEDULE I
 COMMITMENTS

Lender	Revolving Loan Commitment	Revolving Commitment Ratio
SunTrust Bank	$60,000,000	100%
Total	$60,000,000	100%

EXHIBIT A

Form of borrowing base certificate attached.

EXHIBIT B

See attached updated schedules.

SCHEDULE 5.1(c) -1
SUBSIDIARIES

NAME	STATE OF INCORPORATION	HAVERTY FURNITURE COMPANIES, INC. PERCENTAGE OF OWNERSHIP OF ITS SUBSIDIARY

Havertys Credit Services, Inc.	Tennessee	100%

SCHEDULE 5.1(c) – 2
PARTNERSHIPS/JOINT VENTURES

NONE

SCHEDULE 5.1(d)
OUTSTANDING CAPITAL STOCK OWNERSHIP

Issuer	Type of Security	Owner and Number of Shares Issued and Outstanding by Class	Number of Holders	% Ownership

Haverty Furniture Companies, Inc.*	Common Stock Class A Common Stock	28,486,458 2,553,759	578 61	- -

Havertys Credit Services, Inc.	Common Stock Series A Preferred Stock	5,000 shares issued to Haverty Furniture Companies, Inc. 1,000 shares issued to Haverty Furniture Companies, Inc.	1 1	100% 100%

*as

SCHEDULE 5.1(j)
TAXES

NONE

 SCHEDULE 5.1(n)
LIABILITIES; LITIGATION

UNDISCLOSED LIABILITIES:

NONE

LITIGATION:

NONE

SCHEDULE 6.15
BANK AND INVESTMENT ACCOUNTS

CORPORATE DEPOSIT ACCOUNTS

DEPOSITORY ACCOUNTS – PROFIT CENTERS